Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the common stock, no par value per share, of GSE Systems, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of December 17, 2015.

ANGELENO INVESTORS III, L.P.

By:	Angeleno Group Management III, LLC, its general partner

/s/ Daniel Weiss
	By:	Daniel Weiss
	Title:	Authorized Signatory

ANGELENO GLOBAL EQUITIES, L.P.

By:	Angeleno Equities Management I, LLC, its general partner

/s/ William Miller
	By:	William Miller
	Title:	Authorized Signatory

ANGELENO GROUP MANAGEMENT III, LLC

/s/ Daniel Weiss
By:	Daniel Weiss
Title:	Authorized Signatory

ANGELENO EQUITIES MANAGEMENT I, LLC

/s/ William Miller
By:	William Miller
Title:	Authorized Signatory

ANGELENO GROUP, LLC

/s/ Daniel Weiss
By:	Daniel Weiss
Title:	Authorized Signatory

ANGELENO GROUP ADVISORS, LLC

/s/ William Miller
By:	William Miller
Title:	Authorized Signatory